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                                                                       EXHIBIT 5


                              ROBERTSON & WILLIAMS
                        Attorneys and Counselors at Law

                           6108 North Western Avenue
                       Oklahoma City, Oklahoma 73118-1044
                      (405) 848-1944 o Fax (405) 843-6707
                                October 4, 1996


National Energy Resources, Inc.
21800 Burbank Blvd., Suite 100
Woodland Hills, CA 91364

                     Re: Form S-1 Registration Statement SEC File No: 33-98042

Gentlemen:

       We have acted as counsel to National Energy Resources, Inc., a California corporation ("Company"), in connection with the registration under the Securities Act of 1933, as amended ("Act"), of certain beneficiary interests in grantor trusts ("Trust Units") to be formed by investors as beneficiaries and Boatmen's Trust Company ("Trustee") as trustee pursuant to the form of Trust Agreement included in the Registration Statement upon the closing of the offering for each Trust. The total number of Trust Units included in the Registration Statement is 6,000 with each Trust Unit representing a contribution of $1,000 to the Trust. Up to twelve Trusts may be formed with each Trust issuing a minimum of 500 Trust Units.

       A Registration Statement on Form S-1 (Sec File No. 33-98042) under the Act with respect to the Trust Units was filed with the Securities and Exchange Commission on October 11, 1995 and amended by Amendment No. 1 filed June 13, 1996, and Amendment No. 2 filed October 4, 1996.

       We have examined and are familiar with originals or copies, the authenticity of which has been established to our satisfaction, of all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion hereinafter set forth.

       Based on the foregoing, it is our opinion that the Trust Units to be sold by the Company in the manner described in the Registration Statement, will, upon payment therefor and delivery thereof, be validity issued securities of each of the Trusts, fully paid and non-assessable.

       You have further requested that we advise you of the anticipated United States Federal income tax consequences of the Trusts. The opinions in this letter are based upon our interpretation of existing law, including legislative history and proposed regulations relating to certain recent statutory changes. Such existing law is subject to retroactive or prospective change by legislation, administrative action or judicial decisions. As to certain recent statutory provisions, our opinion is based upon legislative history and proposed Treasury Regulations which may be affected by final regulations.
These opinions are also based upon an analysis of the Trust Agreement and the Company's representation that operations will adhere to the provisions of such Agreement. It is our opinion that the following Federal income tax
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October 4, 1996
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consequences will result (all references are to the Internal Revenue Code of
1986 (the "Code"), as amended, unless otherwise stated):

       1. The Trust will be taxable as a grantor trust and not as an association taxable as a corporation. As a grantor trust, the Trust will not be subject to tax at the trust level. For tax purposes, the grantors (in this case, the Trust Unitholders) will be considered to own the Trust's income and principal as though no trust were in existence.

       2. Each Trust Unitholder will be taxed directly on his pro rata share of the income of the Trust and will be entitled to claim his pro rata share of the deductions of the Trust. The income of the Trust will be deemed to have been received or accrued by the Trust Unitholders at the time such income is received or accrued by the Trust and not when distributed by the Trust.

       3. Based on representations made by National Energy, the reserves to be burdened by each Production Payment acquired by a Trust and the expected term of each Production Payment will be such that the Production Payments will meet the definition of a "production payment" under Section 636(a) of the Code.

       4. It is more likely than not that all or substantially all of the state and local taxes imposed on the Trusts and the administrative expenses of the Trustee are deductible in computing adjusted gross income and, therefore, are not the type of miscellaneous itemized deductions that are allowable only to the extent that the aggregate of such deductions exceeds 2% of adjusted gross income.

       5. The income and expenses of the Trust will not be taken into account in computing the passive activity losses and income under Code Section 469 for a Trust Unitholder who acquires and holds Trust Units as an investment.

       6. A Trust Unitholder will realize gain or loss on the sale or exchange of his Trust Units measured by the difference between the amount realized on the sale or exchange and his adjusted basis for such Trust Units. Gain or loss on the sale of Trust Units by a Trust Unitholder who is not a dealer with respect to such Trust Units and who has a holding period for the Trust Units of more than one year will be treated as long-term capital gain or loss under Subtitle A, Ch. 1 P. Part III of the Code, except possibly to the extent of ordinary income, if any, from accrued but undistributed income. A Trust Unitholder's basis in his Trust Units will be equal to the amount paid for such Trust Units pursuant to this offering or pursuant to market transactions.

       7. Distributions of Trust income generally will not be subject to "backup withholding" unless: (i) the Trust Unitholder is an individual or other noncorporate taxpayer and (ii) such Trust Unitholder fails to comply with certain reporting procedures and requirements under Code Section 3406.
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October 4, 1996
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       8.     The Production Payment shall be treated under Code Section 636(a)
              as if it were a mortgage loan on the property and shall not qualify as an economic interest in the mineral property. Code
              Section 1275(d) gives the Treasury Secretary the power to prescribe regulations to carry out the purposes of the original issue discount ("OID") of the Code "where by reasons of varying rates of interest, put or call options, indefinite maturities, contingent payments, assumptions of debt instruments or other circumstances" the statutory provisions do not adequately carry out such purposes. None of the proposed or final OID regulations provide any specific reference to or guidance with respect to production payments or deal with contingent payments as might reasonably be applied to production payments. In the absence of final OID Regulation, the Production Payment under the offer appears to be governed by Code Section 636 and 483 and the regulations thereunder.

       The opinion expressed herein is as of the date hereof, is rendered solely to National Energy Resources, Inc. in connection with the transaction described herein, and may be relied upon only by National Energy Resources, Inc. for the specific purposes herein set forth. Any other use of this opinion without our express consent is prohibited.

       We consent to the use of this opinion as an Exhibit to the above mentioned Registration Statement and to the use of our name in such Registration Statement and the Prospectus included therein under the heading "Legal Matters".




                                                Very truly yours,

                                              ROBERTSON & WILLIAMS,
                                            A Professional Corporation


                                      By:
                                         -----------------------------------
                                                Mark A. Robertson